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                                                                     Exhibit 5.1

Piper Marbury Rudnick & Wolfe LLP
1251 Avenue of the Americas
New York, New York  10020-1104
www.piperrudnick.com

PHONE    (212) 835-6000
FAX      (212) 835-6001


                                 April 25, 2000




Project Orange Associates L.P.
Project Orange Capital Corp.
c/o Scolaro, Shulman, Cohen, Lawler & Burstein, P.C.
90 Presidential Plaza
Syracuse, New York  13202-2200

         Re:  Project Orange Associates L.P. and Project Orange Capital Corp.:
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              Registration Statement on Form S-4
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Ladies and Gentlemen:

         As counsel for Project Orange Associates L.P., a Delaware limited partnership ("POA"), and Project Orange Capital Corp., a Delaware corporation ("Capital Corp." and together with POA, the "Issuers"), we have been requested to furnish our opinion as to matters hereinafter set forth in connection with the proposed issuance by the Issuers of $68,000,000 in aggregate principal amount of 10.5% Senior Secured Notes Series B due 2007 (the "Exchange Notes"), under an Indenture dated as of December 6, 1999, among POA (as successor to Project Orange Funding, L.P.), Capital Corp. and U.S. Bank Trust National Association (the "Trustee"), in exchange for the Issuers' outstanding 10.5% Senior Secured Notes Series A due 2007 (the "Exchange Offer"). The issuance of the Exchange Notes pursuant to the Exchange Offer will be registered under the Securities Act of 1933, as amended (the "Act"), pursuant to a registration statement on Form S-4 (the "Registration Statement"), which Registration Statement sets forth the terms and conditions of the Exchange Offer. In connection herewith, we have examined the Charter and Partnership Agreement of POA, the Charter and Bylaws of Capital Corp. and the resolutions of the Issuers with respect to the registration of the Exchange Notes and the issuance of the Exchange Notes. We have also examined such other documents, records, certificates of public officials and such matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

         We have not reviewed and we express no opinion with respect to the laws of any jurisdiction other than the State of New York and the corporate laws of the State of Delaware.

    CHICAGO|BALTIMORE|WASHINGTON|NEW YORK|PHILADELPHIA|TAMPA|DALLAS|RESTON
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                                                  Project Orange Associates L.P.
                                                    Project Orange Capital Corp.
                                                                  April 25, 2000
                                                                          Page 2



         Based upon the foregoing, we are of the opinion that when the Exchange Notes are duly executed by the Issuers and authenticated by the Trustee in accordance with the terms of the Indenture and issued in accordance with the terms of the Exchange Offer, the Exchange Notes will be duly authorized and constitute valid and binding obligations of the Issuers.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing in the Prospectus under the heading "Legal Matters." In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                                     Very truly yours,

                                           /s/ Piper Marbury Rudnick & Wolfe LLP


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